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                                                                    EXHIBIT 99.1

                        (ASHWORTH LOGO)

                        Contact: Randall L. Herrel, Sr. - Chairman & CEO
                        (760) 929-6142
                        Terence Tsang - EVP & COO/CFO
                        (760) 929-4611

       ASHWORTH ANNOUNCES SETTLEMENT IN PRINCIPLE OF CLASS ACTION LAWSUIT

CARLSBAD, CALIFORNIA, July 7, 2004 - Ashworth, Inc. (NASDAQ: ASHW), a leading golf inspired sportswear company, announced today that it has reached a tentative settlement to conclude a securities class action lawsuit brought in 1999 against the Company and certain current and former directors and officers in the United States District Court for the Southern District of California. The litigation was brought on behalf of a class of investors who purchased the Company's stock in the open market between September 4, 1997 and July 15, 1998. Under the settlement, all claims will be dismissed and the litigation will be terminated in exchange for a payment of $15.25 million, approximately 82% of which will be paid by Ashworth's insurance carriers. As part of the settlement, Ashworth also agreed to adopt modifications to certain corporate governance policies. Ashworth expects to record a pretax charge in its third quarter of fiscal year 2004 of approximately $3 million related to settlement of this suit.

"Although the Company was fully prepared to defend the litigation, the Company decided to settle in order to put this 5-1/2 year old case behind us and allow management to focus on running and growing the business," said Terence W. Tsang, Ashworth Executive Vice President, Chief Financial Officer and Chief Operating Officer. "This settlement will put the shareholder litigation behind us."

The Company entered into the settlement agreement solely for the purpose of settling this litigation and believes that settling this matter at this time is in the best interest of shareholders as it avoids further protracted litigation. The terms of the agreement, which are subject to final court approval and notice to class members, includes no admission of liability or wrongdoing by the Company or other defendants.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

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This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.

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